GOLDEN PATRIOT, CORP.

1140 Reckson Plaza

Uniondale, N.Y. 11556

May 15, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Crews Being Mobilized on Past Producing Lucky Boy Uranium Mine

Golden Patriot, Corp. (“GPTC”) is pleased to announce that it has been informed by the operator (Ashex) of the project that crews are being mobilized for further exploration and in preparation for the upcoming drill program on the Lucky Boy past producing uranium mine.  The company has advanced to the operator the funds for the necessary state and federal bond requirements. The operator is now preparing the documentation required for the drill permits. The operator signed-off on a service contract with SWCA Environmental Inc., to initiate the biological and archeological surveys on the Lucky Boy property as required by BLM and State law and in compliance with the Plan of Operations. This normal procedure must precede any surface disturbance like road building, trenching, drilling etc.

One of the first uranium properties to go into production in Arizona, the Lucky Boy property has demonstrated open-pittable and heap-leachable characteristics.  The property appears to be located in a non environmentally-sensitive area. Exploration and development potential is considered very high.

Brad Rudman, President of the company stated, “This is quite an exciting time for Golden Patriot management and shareholders as we are now ramping up the development of the Lucky Boy past producing uranium mine.  When you factor in that uranium prices are near historic highs and that the Lucky Boy mine is a past producing uranium mine, we are extremely optimistic about the near and long-term future growth of Golden Patriot.”

Golden Patriot has interests in mineral properties involving uranium and gold mining.  As it stands, Golden Patriot is one of if not the smallest market capitalized company’s that has interests in any present or past producing uranium mines.

To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 212-760-0500

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.